SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )

Twitter, Inc.

(Name of Issuer)

Common Stock, $0.000005 par value

(Title of Class of Securities)

90184L102

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90184L102

1	Name of Reporting Person RTLC Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 85,171,093

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 85,171,093

9	Aggregate Amount Beneficially Owned by Each Reporting Person 85,171,093

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 15.6% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person John Giampetroni

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 85,171,093

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 85,171,093

9	Aggregate Amount Beneficially Owned by Each Reporting Person 85,171,093

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 15.6% (See Item 4 herein)

12	Type of Reporting Person IN

1	Name of Reporting Person Suhail Rizvi

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 85,171,093

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 85,171,093

9	Aggregate Amount Beneficially Owned by Each Reporting Person 85,171,093

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 15.6% (See Item 4 herein)

12	Type of Reporting Person IN

1	Name of Reporting Person Compliance Matter Services, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 7,704,685

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,704,685

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,704,685

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.4% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person Institutional Associates Fund II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,981,151

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,981,151

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,981,151

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.5% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person Institutional Associates Fund, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 32,165,227

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 32,165,227

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,165,227

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.9% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person IAF Manager, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 32,165,227

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 32,165,227

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,165,227

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.9% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Treetops, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,056,557

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,056,557

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,056,557

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management V, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,056,557

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,056,557

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,056,557

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT EA, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,000,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management III, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,300,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,300,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,300,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT-FF SM II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 294,118

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 294,118

9	Aggregate Amount Beneficially Owned by Each Reporting Person 294,118

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT-FF SM, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 232,643

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 232,643

9	Aggregate Amount Beneficially Owned by Each Reporting Person 232,643

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Morningside II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 300,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 300,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 300,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Kendall, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 634,296

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 634,296

9	Aggregate Amount Beneficially Owned by Each Reporting Person 634,296

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Morningside, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,471,200

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,471,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,471,200

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Spartan III, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 17,283,700

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,283,700

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,283,700

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management VI, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 17,283,700

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,283,700

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,283,700

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.2% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RT Kingdom, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 20,047,516

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 20,047,516

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,047,516

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.7% (See Item 4 herein)

12	Type of Reporting Person OO

1	Name of Reporting Person RTLC Management IV, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 20,047,516

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 20,047,516

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,047,516

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.7% (See Item 4 herein)

12	Type of Reporting Person OO

END OF COVER PAGE

CUSIP No. 90184L102

The Reporting Persons named in Item 2 below are hereby jointly filing this Schedule 13G (this “Statement”) because due to certain relationships among the Reporting Persons, such Reporting Persons may be deemed to beneficially own the same securities named in Item 1 below by one of the Reporting Persons.  In accordance with Rule 13d-1(k)(1)(iii) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons named in Item 2 below have executed a written agreement relating to the joint filing of this Schedule 13G (the “Joint Filing Agreement”), a copy of which is attached hereto as Exhibit 1.

Item 1.
(a) Name of Issuer. Twitter, Inc.
(b) Address of Issuer’s Principal Executive Offices. 1355 Market Street, Suite 900, San Francisco, California 94103

Item 2.
(a)

Name of Persons Filing (collectively, the “Reporting Persons”).

(i)            RTLC Management, LLC

(ii)           John Giampetroni

(iii)          Suhail Rizvi

(iv)          Compliance Matter Services, LLC

(v)           Institutional Associates Fund II, LLC

(vi)          Institutional Associates Fund, LLC

(vii)         IAF Manager, LLC

(viii)        RT Treetops, LLC

(ix)          RTLC Management V, LLC

(x)           RT EA, LLC

(xi)          RTLC Management III, LLC

(xii)         RT-FF SM II, LLC

(xiii)        RT-FF SM, LLC

(xiv)        RT Morningside II, LLC

(xv)         RT Kendall, LLC

(xvi)        RT Morningside, LLC

(xvii)       RT Spartan III, LLC

(xviii)      RTLC Management VI, LLC

(xix)        RT Kingdom, LLC

(xx)         RTLC Management IV, LLC

(b)

Address or Principal Business Office or, if none, Residence.

(i) – (xviii) in Item 2(a) above: 260 East Brown Street, Suite 380, Birmingham, MI 48009

(xix) – (xx) in Item 2(a) above: 575 Madison Avenue, 7th Floor, New York, NY 10022

(c)

Citizenship or place of organization.

(i)            RTLC Management, LLC — Delaware

(ii)           John Giampetroni — United States of America

(iii)          Suhail Rizvi — United States of America

(iv)          Compliance Matter Services, LLC - Delaware

(v)           Institutional Associates Fund II, LLC - Delaware

(vi)          Institutional Associates Fund, LLC - Delaware

(vii)         IAF Manager, LLC - Delaware

(viii)        RT Treetops, LLC - Delaware

(ix)          RTLC Management V, LLC - Delaware

(x)           RT EA, LLC — Delaware

(xi)          RTLC Management III, LLC - Delaware

(xii)         RT-FF SM II, LLC - Delaware

(xiii)        RT-FF SM, LLC - Delaware

(xiv)        RT Morningside II, LLC - Delaware

(xv)         RT Kendall, LLC - Delaware

(xvi)        RT Morningside, LLC - Delaware

(xvii)       RT Spartan III, LLC - Delaware

(xviii)      RTLC Management VI, LLC - Delaware

(xix)        RT Kingdom, LLC — Delaware

(xx)         RTLC Management IV, LLC - Delaware

	(d)	Title of Class of Securities. Common Stock, $0.000005 par value
	(e)	CUSIP No. 90184L102

Item 3.	Reporting person.
If this statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
	(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
	(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution.

Item 4.	Ownership.

(i)	RTLC Management, LLC (“RTLC”)
	(a)	Amount beneficially owned: 85,171,093 shares
	(b)	Percent of class: 15.6%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 85,171,093 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 85,171,093 shares

RTLC, as manager of Compliance Matter Services, LLC; Institutional Associates Fund II, LLC; RTLC Management III, LLC; RT Kendall, LLC; RT Morningside, LLC; RT-FF SM II, LLC; and RT-FF SM, LLC, and as sole member of IAF Manager, LLC; RTLC Management IV, LLC; RTLC Management VI, LLC; and RTLC Management V, LLC has the power to vote or to dispose of the common stock beneficially owned by those entities.  RTLC does not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by these entities.  RTLC disclaims beneficial ownership of the securities owned by the entities for which it serves as manager or sole member and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(ii)	John Giampetroni and Suhail Rizvi
	(a)	Amount beneficially owned: 85,171,093 shares
	(b)	Percent of class: 15.6%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 85,171,093 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 85,171,093 shares

Messrs. Giampetroni and Rizvi, as managers of RTLC, have power to dispose of and to vote the common stock beneficially owned by RTLC as manager and sole member of the entities identified in Item 4(i) above.  Neither Mr. Giampetroni or Mr. Rizvi directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by RTLC.  Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by the entities for which RTLC serves as manager or sole member and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(iii)	Compliance Matter Services, LLC
	(a)	Amount beneficially owned: 7,704,685 shares
	(b)	Percent of class: 1.4%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 7,704,685 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 7,704,685 shares

The shares are held directly by Compliance Matter Services, LLC (“Compliance”).  RTLC (the manager of Compliance Matter Services, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by Compliance.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares owned by Compliance.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by Compliance and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(iv)	Institutional Associates Fund II, LLC
	(a)	Amount beneficially owned: 2,981,151 shares

	(b)	Percent of class: 0.5%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 2,981,151 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 2,981,151 shares

The shares are held directly by Institutional Associates Fund II, LLC (“IAF II”).  RTLC (the manager of IAF II, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by IAF II, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by IAF II, LLC.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by IAF II, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(v)	Institutional Associates Fund, LLC and IAF Manager, LLC
	(a)	Amount beneficially owned: 32,165,227 shares
	(b)	Percent of class: 5.9%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 32,165,227 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 32,165,227 shares

The shares are held directly by Institutional Associates Fund, LLC.  IAF Manager, LLC (the manager of Institutional Associates Fund, LLC), RTLC (the sole member of IAF Manager, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by Institutional Associates Fund, LLC.  IAF Manager, LLC, RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by Institutional Associates Fund, LLC.  IAF Manager, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by Institutional Associates Fund, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(vi)	RT Treetops, LLC and RTLC Management V, LLC
	(a)	Amount beneficially owned: 1,056,557 shares
	(b)	Percent of class: 0.2%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 1,056,557 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 1,056,557 shares

The shares are held directly by RT Treetops, LLC.  RTLC Management V, LLC (the manager of RT Treetops, LLC), RTLC (the sole member of RTLC Management V, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Treetops, LLC.  RTLC Management V, LLC, RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Treetops, LLC.  RTLC Management V, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Treetops, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(vii)	RT EA, LLC and RTLC Management III, LLC
	(a)	Amount beneficially owned: 1,000,000 shares
	(b)	Percent of class: 0.2%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-

		(ii)	Shared power to vote or to direct the vote: 1,000,000 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 1,000,000 shares

The shares are held directly by RT EA, LLC.  RTLC Management III, LLC (the manager of RT EA, LLC), RTLC (the manager of RTLC Management III, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT EA, LLC.  RTLC Management III, LLC, RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT EA, LLC.  RTLC Management III, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT EA, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(viii)	RT-FF SM II, LLC
	(a)	Amount beneficially owned: 294,118 shares
	(b)	Percent of class: 0.0%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 294,118 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 294,118 shares

The shares are held directly by RT-FF SM II, LLC.  RTLC (the manager of RT-FF SM II, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT-FF SM II, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT-FF SM II, LLC.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT-FF SM II, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(ix)	RT-FF SM, LLC
	(a)	Amount beneficially owned: 232,643 shares
	(b)	Percent of class: 0.0%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 232,643 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 232,643 shares

The shares are held directly by RT-FF SM, LLC.  RTLC (the manager of RT-FF SM, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT-FF SM, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT-FF SM, LLC.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT-FF SM, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(x)	RT Morningside II, LLC and RTLC Management III, LLC
	(a)	Amount beneficially owned: 300,000 shares
	(b)	Percent of class: 0.0%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 300,000 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 300,000 shares

The shares are held directly by RT Morningside II, LLC.  RTLC Management III, LLC (the manager of RT Morningside II, LLC), RTLC (the manager of RTLC Management III, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Morningside II, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Morningside II, LLC.  RT Management III, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Morningside II, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(xi)	RT Kendall, LLC
	(a)	Amount beneficially owned: 634,296 shares
	(b)	Percent of class: 0.1%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 634,296 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 634,296 shares

The shares are held directly by RT Kendall, LLC.  RTLC (the manager of RT Kendall, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Kendall, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Kendall, LLC.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Kendall, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(xii)	RT Morningside, LLC
	(a)	Amount beneficially owned: 1,471,200 shares
	(b)	Percent of class: 0.3%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 1,471,200 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 1,471,200 shares

The shares are held directly by RT Morningside, LLC.  RTLC (the manager of RT Morningside, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Morningside, LLC.  RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Morningside, LLC.  RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Morningside, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(xiii)	RT Spartan III, LLC and RTLC Management VI, LLC
	(a)	Amount beneficially owned: 17,283,700 shares
	(b)	Percent of class: 3.2%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 17,283,700 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 17,283,700 shares

The shares are held directly by RT Spartan III, LLC.  RTLC Management VI, LLC (the manager of RT Spartan III, LLC), RTLC (the sole member of RTLC Management VI, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Spartan III, LLC.  RTLC Management VI, LLC, RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Spartan III, LLC.  RT Management VI, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Spartan III, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

(xiv)	RT Kingdom, LLC and RTLC Management IV, LLC
	(a)	Amount beneficially owned: 20,047,516 shares
	(b)	Percent of class: 3.7%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: 20,047,516 shares
		(iii)	Sole power to dispose or to direct the disposition of: -0-
		(iv)	Shared power to dispose or to direct the disposition of: 20,047,516 shares

The shares are held directly by RT Kingdom, LLC.  RTLC Management IV, LLC (the manager of RT Kingdom, LLC), RTLC (the sole member of RTLC Management IV, LLC) and Messrs. Giampetroni and Rizvi (the managers of RTLC) have power to vote and to dispose of the shares of common stock held by RT Kingdom, LLC.  RTLC Management IV, LLC, RTLC and Messrs. Giampetroni and Rizvi do not directly own any shares of common stock, however, by reason of the provisions of Rule 13d-3 of the Exchange Act, may be deemed to beneficially own the shares owned by RT Kingdom, LLC.  RT Management IV, LLC, RTLC and Messrs. Giampetroni and Rizvi disclaim beneficial ownership of the securities owned by RT Kingdom, LLC and this report shall not be deemed as an admission of beneficial ownership of the reported securities.

* As of December 31, 2013 (based on 544,696,816 shares of the Issuer’s Common Stock outstanding as reported by the Issuer in its final Prospectus dated November 6, 2013 and filed with the Securities and Exchange Commission on November 7, 2013).

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014

RTLC MANAGEMENT, LLC
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

JOHN GIAMPETRONI
/s/ John Giampetroni
JOHN GIAMPETRONI, individually

SUHAIL RIZVI
/s/ Suhail Rizvi
SUHAIL RIZVI, individually

COMPLIANCE MATTER SERVICES, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND II, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

IAF MANAGER, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND, LLC
By: RTLC Management, LLC, the Sole Member of
IAF Manager, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT V, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT TREETOPS, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management V, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT III, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT EA, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT-FF SM II, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT-FF SM, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT MORNINGSIDE II, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT KENDALL, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT MORNINGSIDE, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT VI, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT SPARTAN III, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC MANAGEMENT VI, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT IV, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT KINGDOM, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management IV, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

Exhibit A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Twitter, Inc.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2014.

RTLC MANAGEMENT, LLC
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

JOHN GIAMPETRONI
/s/ John Giampetroni
JOHN GIAMPETRONI, individually

SUHAIL RIZVI
/s/ Suhail Rizvi
SUHAIL RIZVI, individually

COMPLIANCE MATTER SERVICES, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND II, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

IAF MANAGER, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

INSTITUTIONAL ASSOCIATES FUND, LLC
By: RTLC Management, LLC, the Sole Member of
IAF Manager, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT V, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT TREETOPS, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management V, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT III, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT EA, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT-FF SM II, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT-FF SM, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT MORNINGSIDE II, LLC
By: RTLC Management, LLC, the Manager of
RTLC Management III, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT KENDALL, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT MORNINGSIDE, LLC
By: RTLC Management, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT VI, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT SPARTAN III, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC MANAGEMENT VI, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RTLC MANAGEMENT IV, LLC
By: RTLC Management, LLC, its Sole Member
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President

RT KINGDOM, LLC
By: RTLC Management, LLC, the Sole Member of
RTLC Management IV, LLC, its Manager
/s/ Viqar Shariff
Name: Viqar Shariff
Title: Vice President